EXHIBIT 99.1

Tuesday, January 25, 2022

Contact:	Jason Long, CFO and Secretary
(804) 843-2360

C&F Financial Corporation

Announces Record Net Income for 2021

Toano, Va., January 25, 2022—C&F Financial Corporation (the Corporation) (NASDAQ: CFFI), the one-bank holding company for C&F Bank, today reported consolidated net income of $29.1 million for the year ended December 31, 2021, which is the highest consolidated net income for any year in the Corporation’s history and represents an increase of $6.7 million, or 30 percent, as compared to the year ended December 31, 2020.  Adjusted net income increased $7.6 million, or 34 percent, for the year ended December 31, 2021 compared to the year ended December 31, 2020.

	Reported		Adjusted[1]
	For The Year Ended		For The Year Ended
Consolidated Financial Highlights (unaudited)	12/31/21	12/31/20	12/31/21	12/31/20
Net income (000's)	$29,123	$22,424	$30,011	$22,431
Earnings per share - basic and diluted	$7.95	$6.06	$8.20	$6.06
Annualized return on average assets	1.34%	1.14%	1.38%	1.14%
Annualized return on average equity	14.77%	12.54%	15.22%	12.54%

________________________

1The Corporation uses non-GAAP measures of financial performance, including adjusted net income, adjusted earnings per share, adjusted annualized return on average assets (ROA) and adjusted annualized return on average equity (ROE), to provide meaningful information about operating performance by excluding the effects of certain items that management does not expect to have an ongoing impact on consolidated net income. Adjusted net income for the years ended December 31, 2021 and 2020 and for the fourth quarters of 2021 and 2020 exclude the effects of the sale of purchased credit-impaired (PCI) loans, early repayment charges, pension settlement charges, merger related expenses, branch consolidation activity and certain one-time tax benefits. For more information about these financial measures, which are not calculated in accordance with generally accepted accounting principles (GAAP), please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

The Corporation reported quarterly consolidated net income of $6.0 million for the fourth quarter of 2021, which represents a decrease of $2.1 million, or 26 percent, compared to the fourth quarter of 2020.  Adjusted net income decreased $53,000, or 1 percent, for the fourth quarter of 2021 compared to the fourth quarter of 2020.

	Reported		Adjusted
	For The Quarter Ended		For The Quarter Ended
Consolidated Financial Highlights (unaudited)	12/31/21	12/31/20	12/31/21	12/31/20
Net income (000's)	$6,041	$8,124	$7,036	$7,089
Earnings per share - basic and diluted	$1.67	$2.19	$1.96	$1.91
Annualized return on average assets	1.08%	1.57%	1.26%	1.37%
Annualized return on average equity	11.89%	17.80%	13.84%	15.54%

Tom Cherry, President and Chief Executive Officer of C&F Financial Corporation, commented, “I am pleased to report our fourth consecutive year of record earnings despite the economic and operational challenges presented by the ongoing COVID-19 pandemic.  Once again, each of our four subsidiaries contributed to our financial success.  C&F Mortgage had another strong origination year, C&F Finance had record originations, record low delinquencies and record low net charge-offs, C&F Wealth Management had another year of record revenue and C&F Bank made strides in accomplishing its most important strategic goal of growing loans.  Despite ongoing headwinds from macroeconomic challenges, including inflation and a lower interest rate environment, lower mortgage industry origination volume, an evolving regulatory climate and cybersecurity risks, we are excited about the future of our Company based on the solid foundation and diversified business strategy we have built along with the responsible growth we have planned.”

Key highlights for the fourth quarter of 2021 and the year ended December 31, 2021 are as follows.  Comparisons are to the corresponding periods in the prior year unless otherwise stated.

●	Average loans outstanding at the community banking segment, excluding Paycheck Protection Program (PPP) loans, increased 5.8 percent for the fourth quarter and 4.4 percent for the year;
●	Average loans outstanding at the consumer finance segment increased 15.1 percent for the fourth quarter and 8.6 percent for the year;
●	The Corporation recorded net provision for loan losses of $465,000 and $575,000 for the quarter and year ended December 31, 2021, respectively, on a consolidated basis, as additional reserves related to loan growth were partially offset by reserve releases at both the consumer finance and community banking segments. This represents a decrease in the provision for loan losses of $1.1 million and $10.5 million for the fourth quarter and full year, respectively;
●	Interest expense decreased $1.1 million for the fourth quarter and $5.0 million for the year due primarily to lower rates and balances of time deposits and a shift in funding to lower cost deposits;
●	The community banking segment recognized net origination fees related to PPP loans of $692,000 and $4.1 million for the quarter and year ended December 31, 2021, respectively, primarily as a result of PPP loans that were forgiven or repaid, compared to $732,000 and $1.6 million, respectively;
●	Consolidated annualized net interest margin was 4.09 percent for the fourth quarter of 2021, compared to 4.57 percent and 4.25 percent for the fourth quarter of 2020 and third quarter of 2021, respectively, and was 4.26 percent for the year ended December 31, 2021, compared to 4.65 percent for the year ended December 31, 2020. The decrease in the fourth quarter of 2021 compared to the third quarter of 2021 was due primarily to lower net PPP origination fee income;
●	The consumer finance segment experienced net recoveries at an annualized rate of 0.14 percent of average total loans for the year ended December 31, 2021, compared to net charge-offs of 1.54 percent for the year ended December 31, 2020, due to borrowers generally benefitting from government stimulus measures related to the COVID-19 pandemic, continued improvement in the credit quality of purchased loans and elevated values for used automobiles, which result in lower charge-offs upon sale of repossessed automobiles;
●	The consumer finance segment’s average loan yield declined due to continued competition for non-prime auto loans and growth in higher quality, lower-yielding loans, including prime marine and recreational vehicle loans;
●	Mortgage banking segment net income decreased 56 percent for the fourth quarter of 2021 and decreased 28 percent for the year ended December 31, 2021, as mortgage loan originations decreased 44 percent for the fourth quarter of 2021 and decreased 18 percent for the year ended December 31, 2021 as compared to the record loan production experienced in 2020;
●	The community banking segment expanded its commercial lending team in 2021 to include two lenders focused on the Fredericksburg, Virginia market, and plans to open a second retail banking branch in Fredericksburg in 2022; and
●	C&F Bank amended its cash balance pension plan and closed the plan to new entrants hired after December 31, 2021. The amendment is expected to result in lower expense related to the cash balance pension plan as the number of active participants decreases over time. Separately, the community banking segment recorded a non-cash pension settlement charge of $1.3 million in connection with certain lump sum benefit payments during the year ended December 31, 2021.

Community Banking Segment.  The community banking segment reported net income of $3.2 million and $14.1 million for the fourth quarter of 2021 and for the year ended December 31, 2021, respectively, compared to $3.9 million and $6.1 million, respectively, for the same periods in 2020.

Community banking segment net income decreased $683,000 for the fourth quarter of 2021 compared to the fourth quarter of 2020 due primarily to:

●	a $3.5 million gain on the sale of PCI loans in 2020,
●	a $1.3 million pension settlement charge in 2021 and
●	lower average yields on loans;

partially offset by:

●	$2.2 million of early repayment charges in 2020 related to Federal Home Loan Bank (FHLB) advances,
●	lower interest expense due to lower average cost of deposits and
●	lower provision for loan losses.

Adjusted net income for the community banking segment, which excludes the effects of the sale of PCI loans, early repayment charges and pension settlement charges, was $4.2 million for the fourth quarter of 2021, compared to $2.8 million for the same period in 2020. Adjusted net income for the community banking segment increased $1.4 million for the fourth quarter of 2021 compared to the fourth quarter of 2020 due primarily to the items discussed above.

Community banking segment net income increased $7.9 million for the year ended December 31, 2021 compared to the year ended December 31, 2020 due primarily to:

●	lower provision for loan losses,
●	lower interest expense due to lower average cost of deposits and lower average borrowings,
●	$2.5 million higher net PPP origination fee income, included in interest income,
●	$2.2 million of early repayment charges in 2020 related to FHLB advances,
●	$1.3 million of merger related expenses in 2020,
●	higher average balances of loans,
●	$1.4 million higher income from debit card interchange, overdraft and account maintenance fees,
●	a gain of $399,000 related to the sale of an other real estate owned (OREO) property in 2021 and
●	income tax benefits of branch consolidation activity in 2021 compared to branch consolidation charges in 2020;

partially offset by:

●	lower average yields on loans, securities and cash reserves,
●	a $3.5 million gain on the sale of PCI loans in 2020,
●	a $1.3 million pension settlement charge in 2021,
●	higher operating costs related to data processing and professional services, as a result of serving a growing number of customers,
●	higher occupancy expense related to two financial centers opened in the third quarter of 2020 and
●	benefits of a change in tax law recognized in 2020.

Adjusted net income for the community banking segment, which excludes the effects of the sale of PCI loans, early repayment charges, pension settlement charges, merger related expenses, branch consolidation activity and certain one-time tax benefits, was $15.0 million for the year ended December 31, 2021, compared to $6.1 million for the same period in 2020. Adjusted net income for the community banking segment increased $8.9 million for the year ended December 31, 2021 compared to the year ended December 31, 2020 due primarily to the items discussed above.

Average loans decreased $7.8 million, or 1 percent, for the fourth quarter of 2021 and increased $41.6 million, or 4 percent, for the year ended December 31, 2021, compared to the same periods in 2020.  Excluding the impact of PPP loans, average loans increased $55.3 million, or 5.8 percent, for the fourth quarter of 2021 and $40.8 million, or 4.4 percent, for the year ended December 31, 2021, compared to the same periods in 2020.  The increase in average loans outstanding excluding PPP loans for the fourth quarter and for the year ended December 31, 2021 compared to the same periods in 2020 resulted primarily from growth in the commercial real estate segment of the loan portfolio. Average deposits increased $87.6 million, or 7 percent, for the fourth quarter of 2021 and $104.4 million, or 9 percent, for the year ended December 31, 2021, compared to the same periods in 2020, and the mix of deposit balances shifted away from time deposits and toward lower cost savings, money market and demand deposits.

Average loan yields were lower for the fourth quarter of 2021 and for the year ended December 31, 2021 compared to the same periods in 2020. Interest rates declined in 2020, resulting in lower repricing of variable rate loans and lower average yields on new lending, while recognition of net origination fees on PPP loans was higher for the year ended December 31, 2021 compared to the same period in 2020 as a result of PPP loans that were forgiven or repaid.  PPP loans earn interest at a note rate of one percent as well as net origination fees that are amortized over the contractual term of the related loan or accelerated into interest income upon repayment of the loan.  Net PPP origination fees recognized in the fourth quarter and year ended December 31, 2021 were $692,000 and $4.1 million, respectively, compared to $732,000 and $1.6 million, respectively, for the same periods in 2020.  Since the second quarter of 2020, the community banking segment has recognized $5.6 million of net fees under the PPP, and there were unrecognized net deferred PPP fees at December 31, 2021 of $679,000, which are expected to be recognized in 2022.

C&F Bank’s total nonperforming assets were $3.2 million at December 31, 2021 compared to $3.9 million at December 31, 2020. Nonperforming assets included $2.4 million in nonaccrual loans and $835,000 in OREO at December 31, 2021 and included $3.0 million in nonaccrual loans and $907,000 in OREO at December 31, 2020.  Nonaccrual loans were comprised primarily of one commercial relationship at December 31, 2021 and December 31, 2020.  OREO was primarily comprised of a property previously used by the Bank as a branch, which was consolidated into a nearby branch in 2019 at December 31, 2021 and 2020.  The property was subsequently sold in January 2022.  The community banking segment recorded no provision for loan losses for the fourth quarter 2021 and recorded a net reversal of provision for loan losses of $200,000 for the year ended December 31, 2021, compared to provision for loan losses of $700,000 and $4.6 million for the fourth quarter of 2020 and the year ended December 31, 2020, respectively. At December 31, 2021, the allowance for loan losses decreased to $14.8 million, compared to $15.0 million at December 31, 2020.  Decreases in the allowance for loan losses during 2021 related to (1) qualitative adjustments to reserves due to the COVID-19 pandemic, as credit deterioration has not yet been experienced to the extent previously anticipated and (2) improvement in asset quality during 2021, including impaired loans, which were partially offset by provision related to growth in the loan portfolio. As of December 31, 2021, we have not experienced significant declines in the overall credit quality of the loan portfolio during the COVID-19 pandemic. Management believes that PPP loans and other forms of government stimulus may have delayed and partially mitigated credit deterioration during the COVID-19 pandemic. Management believes that the level of the allowance for loan losses is sufficient to absorb losses inherent in the portfolio.  However, if there are further challenges to the economic recovery, including a resurgence in COVID-19 cases that leads to economic disruption, additional provision for loan losses may be required in future periods.

Mortgage Banking Segment.  The mortgage banking segment reported net income of $1.1 million and $7.7 million for the fourth quarter of 2021 and for the year ended December 31, 2021, compared to net income of $2.4 million and $10.7 million for the same periods in 2020.

The decrease in net income of the mortgage banking segment for the fourth quarter of 2021 compared to the fourth quarter of 2020 was due primarily to lower mortgage origination volume, partially offset by lower provision for indemnification losses. The decrease in net income of the mortgage banking segment for the year ended December 31, 2021 compared to the year ended December 31, 2020 was due primarily to (1) lower mortgage origination volume and (2) increased salaries and benefits expense as a result of higher average rates of loan officer commissions and due to the addition of operations staff,  partially offset by (1) higher margins on sales of mortgage loans, (2) lower provision for indemnification losses and (3) higher mortgage lender services income.

Mortgage loan originations for the mortgage banking segment were $296.9 million and $1.5 billion for the fourth quarter and for the year ended December 31, 2021, respectively, compared to $528.7 million and $1.8 billion for the fourth quarter and for the year ended December 31, 2020, respectively.  Mortgage loan originations for the mortgage banking segment during the fourth quarter of 2021 for refinancings and home purchases were $83.6 million and $213.3 million, respectively, compared to $293.7 million and $235.0 million, respectively, during the fourth quarter of 2020.  Mortgage loan originations for the mortgage banking segment during the year ended December 31, 2021 for refinancings and home purchases were $522.1 million and $936.9 million, respectively, compared to $917.5 million and $854.5 million, respectively, during the year ended December 31, 2020.

Consumer Finance Segment.  The consumer finance segment reported net income of $2.4 million and $10.0 million for the fourth quarter of 2021 and for the year ended December 31, 2021, compared to net income of $2.4 million and $7.6 million for the same periods in 2020.

Net income for the consumer finance segment decreased $79,000 for the fourth quarter of 2021 compared to the fourth quarter of 2020 due to lower yields on automobile loans, partially offset by loan growth and lower provision for loan losses. Net income for the consumer finance segment increased $2.4 million for the year ended December 31, 2021 compared to the prior year due primarily to lower provision for loan losses and growth in loans outstanding, partially offset by lower yields on automobile loans. Provision for loan losses decreased as a result of reserves recognized in 2020 related to the COVID-19 pandemic, a portion of which were released in 2021, and lower net charge-offs, partially offset by loan growth in 2021. Interest income was lower for the fourth quarter of 2021 and year ended December 31, 2021 compared to the same periods in 2020 as a result of lower average yields on loans, resulting from the consumer finance segment’s pursuing growth in higher quality, lower yielding loans, partially offset by loan growth as well as lower market interest rates and continued competition in the non-prime automobile loan business.

The consumer finance segment experienced annualized net recoveries for the year ended December 31, 2021 of 0.14 percent of average total loans, compared to net charge-offs of 1.54 percent for the year ended December 31, 2020. The decline in the net charge-off ratio for the year ended December 31, 2021 compared to the year ended December 31, 2020 reflects a lower number of charge-offs during 2021 due to improvement in loan performance, and lower losses per loan charged off as a result of a strong used car market.  Improvement in loan performance has resulted from the consumer finance segment continuing to purchase higher quality loans as well as borrowers benefitting from the government’s stimulus measures in response to the pandemic.  At December 31, 2021, total delinquent loans as a percentage of total loans was 2.16 percent, compared to 3.08 percent at December 31, 2020. The allowance for loan losses was $24.8 million at December 31, 2021, compared to $23.5 million at December 31, 2020. The allowance for loan losses as a percentage of total loans decreased to 6.73 percent at December 31, 2021 from 7.53 percent at December 31, 2020 primarily a result of improving credit quality of the portfolio, which has resulted in lower net charge-offs, and lower reserves based on qualitative adjustments related to the COVID-19 pandemic. Management believes that the level of the allowance for loan losses is sufficient to absorb losses inherent in the portfolio.  However, if there are further challenges to the economic recovery, including a resurgence in COVID-19 cases that results in economic disruption, additional provision for loan losses may be required in future periods.  In addition, provision for loan losses may be higher in future periods if net charge-offs increase, including due to lower recoveries from sales of used automobiles if prices decline.

Capital and Dividends.  The Corporation declared cash dividends during the year ended December 31, 2021 totaling $1.58 per share.  The Corporation declared a quarterly cash dividend of 40 cents per share during the fourth quarter of 2021, which was paid on January 1, 2022. These dividends represent a payout ratio of 24.0 percent of earnings per share for the fourth quarter of 2021 and 19.9 percent of earnings per share for the year ended December 31, 2021.  The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

In November 2020, the Board of Directors authorized a program, effective November 17, 2020, to repurchase up to 365,000 shares of the Corporation’s common stock through November 30, 2021. During the fourth quarter and the year ended December 31, 2021, the Corporation repurchased $60,000 and $7.2 million, respectively, of its common stock. As of December 31, 2021, the Corporation has made aggregate common stock repurchases of 151,538 shares for an aggregate amount repurchased of $7.5 million under the share repurchase program. This share repurchase program expired on November 30, 2021.

On November 16, 2021, the Board of Directors authorized a new program, effective December 1, 2021, to repurchase up to $10.0 million of the Corporation’s common stock through November 30, 2022. During the fourth quarter of 2021, the Corporation repurchased 1,106 shares or $56,000 of its common stock under this share repurchase program.

About C&F Financial Corporation.  C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $53.25 per share on January 24, 2022.  At December 31, 2021, the book value of the Corporation was $59.32 per share and the tangible book value per share was $51.66.  For more information about the Corporation’s tangible book value per share, which is not calculated in accordance with GAAP, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

C&F Bank operates 31 banking offices and 4 commercial loan offices located throughout the Hampton to Charlottesville corridor and the Northern Neck region in Virginia and offers full wealth management services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia, Maryland, North Carolina, South Carolina and West Virginia. C&F Finance Company provides automobile, marine and RV loans through indirect lending programs offered in Alabama, Colorado, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia through its offices in Richmond and Hampton, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission (SEC), are available on the Corporation’s website at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to GAAP in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include adjusted net income, adjusted earnings per share, adjusted ROE, adjusted ROA, tangible book value per share, and the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that the use of these non-GAAP measures provides meaningful information about operating performance by enhancing comparability with other financial periods, other financial institutions, and between different sources of interest income. The non-GAAP measures used by management enhance comparability by excluding the effects of (1) items that do not reflect ongoing operating performance, (2) balances of intangible assets, including goodwill, that vary significantly between institutions, and (3) tax benefits that are not consistent across different opportunities for investment. These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.  This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management, and reflect management’s current views with respect to certain events that could have an impact on the Corporation’s future financial performance.  These statements, including without limitation statements made in Mr. Cherry’s quotes, relate to expectations concerning matters that are not historical fact, may express “belief,” “intention,” “expectation,” “potential” and similar expressions, and may use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “will,” “intend,” “should,” “could,” or similar expressions.   These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, statements regarding expected future operations and financial performance, potential effects of the COVID-19 pandemic, including on asset quality, the allowance for loan losses, provision for loan losses, interest rates and recoveries from sales of used automobiles, future dividend payments, strategic business initiatives and the anticipated effects thereof, including new or consolidated facilities, lending under the PPP loan program, future recognition of PPP origination fees, margin compression, mortgage loan originations, technology initiatives, our diversified business strategy, asset quality, credit quality, including the effect of PPP loans and government stimulus related to COVID-19 on credit quality, adequacy of allowances for loan losses and the level of future charge-offs, capital levels, the effect of future market and industry trends, the effects of future interest rate fluctuations, cybersecurity risks, and inflation. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in: (1) interest rates, such as volatility in short-term interest rates or yields on U.S. Treasury bonds and increases or volatility in mortgage interest rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, continuing supply chain disruption and slowdowns in economic growth, and particularly related to further and sustained economic impacts of the COVID-19 pandemic, the effectiveness of the Corporation’s efforts to respond to the COVID-19 pandemic, the severity and duration of the pandemic, the pace and availability of vaccinations, the pace of economic recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein and in other periodic reports the Corporation files with the SEC, (4) potential claims, damages and fines related to litigation or government actions, including litigation or actions arising from the Corporation’s participation in and administration of programs related to COVID-19, including, among other things, the PPP under the Coronavirus Aid, Recovery, and Economic Security Act, (5) the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (CFPB) and the regulatory and enforcement activities of the CFPB, (6) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, and the effect of these policies on interest rates and business in our markets, (7) the value of securities held in the Corporation’s investment portfolios, (8) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (9) the inventory level and pricing of used automobiles, including sales prices of repossessed vehicles, (10) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (11) the level of indemnification losses related to mortgage loans sold, (12) demand for loan products, (13) deposit flows, (14) the strength of the Corporation’s counterparties, (15) competition from both banks and non-banks, including competition in the non-prime automobile finance markets, (16) demand for financial services in the Corporation’s market area, (17) reliance on third parties for key services, (18) the commercial and residential real estate markets, (19) demand in the secondary residential mortgage loan markets, (20) the Corporation’s technology initiatives and other strategic initiatives, (21) the Corporation’s branch expansions and consolidations, (22) cyber threats, attacks or events, (23) expansion of C&F Bank’s product offerings, and (24) accounting principles, policies and guidelines, and elections by the Corporation thereunder. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020 and other reports filed with the SEC.

C&F Financial Corporation

Selected Financial Information

(dollars in thousands, except for per share data)

(unaudited)

Financial Condition	12/31/2021	12/31/2020
Interest-bearing deposits in other banks	$248,053	$68,927
Investment securities - available for sale, at fair value	373,073	286,389
Loans held for sale, at fair value	82,295	214,266
Loans, net:
Community Banking segment, excluding PPP loans	999,912	941,713
PPP loans	17,762	76,527
Mortgage Banking segment	8,826	6,271
Consumer Finance segment	343,403	288,739
Restricted stock, at cost	1,027	1,636
Total assets	2,264,521	2,086,310
Deposits	1,914,614	1,752,173
Repurchase agreements	34,735	20,455
Borrowings	55,726	55,714
Total equity	211,024	194,471

	For The		For The
	Quarter Ended		Year Ended
Results of Operations	12/31/2021	12/31/2020	12/31/2021	12/31/2020
Interest income	$23,182	$24,729	$93,728	$96,913
Interest expense	1,835	2,900	8,359	13,382
Provision for loan losses:
Community Banking segment	-	700	(200)	4,600
Mortgage Banking segment	(135)	10	(45)	10
Consumer Finance segment	600	820	820	6,470
Noninterest income:
Gains on sales of loans	3,614	11,237	22,279	29,224
Other	6,051	8,464	26,884	25,383
Noninterest expenses:
Salaries and employee benefits	13,339	16,730	58,581	57,668
Other	9,158	12,509	37,294	40,171
Income tax expense	2,009	2,637	8,959	6,795
Net income	6,041	8,124	29,123	22,424

Fully-taxable equivalent (FTE) amounts[1]
Interest income on loans-FTE	21,746	23,455	88,215	91,154
Interest income on securities-FTE	1,479	1,437	5,801	5,735
Total interest income-FTE	23,308	24,923	94,270	97,602
Net interest income-FTE	21,473	22,023	85,911	84,220

________________________

1For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	For The			For The
	Quarter Ended			Year Ended
Average Balances	12/31/2021	9/30/2021	12/31/2020	12/31/2021	12/31/2020
Securities	$367,481	$357,713	$275,489	$338,656	$242,128
Loans held for sale	98,279	103,110	247,174	123,163	166,048
Loans:
Community Banking segment, excluding PPP loans	1,007,382	985,079	952,049	976,799	936,037
PPP loans	24,094	48,212	87,239	60,486	59,689
Mortgage Banking segment	10,298	10,326	5,818	10,290	4,969
Consumer Finance segment	358,994	339,283	311,872	334,565	307,991
Interest-bearing deposits in other banks	215,826	184,603	38,306	173,050	92,973
Total earning assets	2,082,354	2,028,326	1,917,947	2,017,009	1,809,835
Total assets	2,229,345	2,178,242	2,068,545	2,167,419	1,966,299

Time, checking and savings deposits	1,299,189	1,274,640	1,211,624	1,279,333	1,174,884
Borrowings	91,829	85,412	117,091	83,152	129,358
Total interest-bearing liabilities	1,391,018	1,360,052	1,328,715	1,362,485	1,304,242
Noninterest-bearing demand deposits	585,534	568,275	500,028	556,801	431,789
Total equity	203,283	199,954	182,529	197,204	178,862

Annualized Average Yields and Rates
Loans:
Community Banking segment	4.30%	4.57%	4.68%	4.49%	4.75%
Mortgage Banking segment	3.04	3.02	2.66	2.88	2.90
Consumer Finance segment	10.77	10.98	12.16	11.30	12.65
Deposits	0.35	0.38	0.77	0.42	0.82
Net interest margin	4.09	4.25	4.57	4.26	4.65

Asset Quality	12/31/2021	12/31/2020
Community Banking
Loans, excluding purchased loans and PPP loans	$954,262	$863,293
Purchased performing loans[1]	56,798	87,096
Purchased credit impaired loans[1]	3,655	6,359
PPP loans[2]	17,762	76,527
Total loans	$1,032,477	$1,033,275

Total nonaccrual loans[3]	$2,359	$2,971
Other real estate owned (OREO)[4]	835	907
Total nonperforming assets	$3,194	$3,878

Accruing loans past due for 90 days or more	$178	$145

Troubled debt restructurings (TDRs)[3]	$2,690	$3,575

Allowance for loan losses (ALL)	$14,803	$15,035
Nonperforming assets to loans and OREO	0.31%	0.37%
ALL to total loans, excluding purchased credit impaired loans[5]	1.44%	1.46%
ALL to total loans, excluding purchased loans and PPP loans	1.55%	1.74%
ALL to total nonaccrual loans	627.51%	506.06%
Annualized net charge-offs to average loans	0.01%	0.01%

Mortgage Banking
Nonaccrual loans	$185	$31
Total Loans	$9,389	$6,879
ALL	$563	$608
Nonperforming loans to total loans	1.97%	0.45%
ALL to total loans	6.00%	8.84%

Consumer Finance
Nonaccrual loans	$380	$402
Repossessed automobiles available for sale	$190	$291
Accruing loans past due for 90 days or more	$-	$-
Total loans	$368,194	$312,252
ALL	$24,791	$23,513
Nonaccrual loans to total loans	0.10%	0.13%
ALL to total loans	6.73%	7.53%
Annualized net (recoveries) charge-offs to average total loans	(0.14)%	1.54%

________________________

1	Acquired loans are tracked in two separate categories: “purchased performing” and “purchased credit impaired.” The remaining discount for purchased performing loans was $1.1 million at 12/31/21 and $1.8 million at 12/31/20. The remaining discount for purchased credit impaired loans was $4.7 million at 12/31/21 and $5.9 million at 12/31/20.
2	The principal amount of outstanding PPP loans was $18.4 million at 12/31/21 and $78.7 million at 12/31/20.
3	Total nonaccrual loans include nonaccrual TDRs of $115,000 at 12/31/21 and $257,000 at 12/31/20.
4	Includes $835,000 for all periods presented related to the land and buildings of the Bellgrade branch, which was consolidated into a nearby branch in 2019.
5	The ratio of ALL to total loans, excluding purchased credit impaired loans, includes purchased performing loans and loans originated under the PPP for which no allowance for loan losses is required.

	For The		For The
	Quarter Ended		Year Ended
Other Performance Data	12/31/2021	12/31/2020	12/31/2021	12/31/2020
Net Income (Loss):
Community Banking	$3,201	$3,884	$14,085	$6,147
Mortgage Banking	1,062	2,422	7,683	10,736
Consumer Finance	2,364	2,443	9,960	7,612
Other	(586)	(625)	(2,605)	(2,071)
Total	$6,041	$8,124	$29,123	$22,424

Net income attributable to C&F Financial Corporation	$5,924	$8,000	$28,667	$22,117

Earnings per share - basic and diluted	$1.67	$2.19	$7.95	$6.06
Weighted average shares outstanding - basic and diluted	3,539,006	3,653,871	3,604,119	3,648,696

Annualized return on average assets	1.08%	1.57%	1.34%	1.14%
Annualized return on average equity	11.89%	17.80%	14.77%	12.54%
Dividends declared per share	$0.40	$0.38	$1.58	$1.52

Mortgage loan originations - Mortgage Banking	$296,909	$528,748	$1,458,971	$1,772,062
Mortgage loans sold - Mortgage Banking	329,922	587,944	1,585,829	1,653,311

Market Ratios	12/31/2021	12/31/2020
Market value per share	$51.19	$37.11
Book value per share	$59.32	$52.80
Price to book value ratio	0.86	0.70
Tangible book value per share[1]	$51.66	$45.32
Price to tangible book value ratio[1]	0.99	0.82
Price to earnings ratio (ttm)	6.44	6.09

________________________

[1]	For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

			Minimum Capital
Capital Ratios	12/31/2021	12/31/2020	Requirements[3]
C&F Financial Corporation[1]
Total risk-based capital ratio	15.9%	15.2%	8.0%
Tier 1 risk-based capital ratio	13.1%	12.5%	6.0%
Common equity tier 1 capital ratio	11.6%	10.9%	4.5%
Tier 1 leverage ratio	9.7%	9.6%	4.0%

C&F Bank[2]
Total risk-based capital ratio	14.6%	13.8%	8.0%
Tier 1 risk-based capital ratio	13.4%	12.5%	6.0%
Common equity tier 1 capital ratio	13.4%	12.5%	4.5%
Tier 1 leverage ratio	9.8%	9.6%	4.0%

________________________

[1]

The Corporation, a small bank holding company under applicable regulations and guidance, is not subject to the minimum regulatory capital regulations for bank holding companies. The regulatory requirements that apply to bank holding companies that are subject to regulatory capital requirements are presented above, along with the Corporation’s capital ratios as determined under those regulations.

[2]	All ratios at December 31, 2021 are estimates and subject to change pending regulatory filings. All ratios at December 31, 2020 are presented as filed.
[3]	The ratios presented for minimum capital requirements are those to be considered adequately capitalized.

	For The Quarter Ended		For The Year Ended
	12/31/2021	12/31/2020	12/31/2021	12/31/2020
Reconciliation of Certain Non-GAAP Financial Measures
Adjusted Net Income and Earnings Per Share
Net income, as reported	$6,041	$8,124	$29,123	$22,424
Sale of PCI loans[1]	-	(2,756)	-	(2,756)
Early repayment charges[2]	-	1,721	-	1,735
Pension settlement accounting[3]	995	-	995	-
Merger related expenses[4]	-	-	-	1,132
Branch consolidation[5]	-	-	(107)	222
Change in tax law	-	-	-	(326)
Adjusted net income	$7,036	$7,089	$30,011	$22,431

Weighted average shares - basic and diluted	3,539,006	3,653,871	3,604,119	3,648,696

Earnings per share - basic and diluted, as reported	$1.67	$2.19	$7.95	$6.06
Sale of PCI loans	-	(0.75)	-	(0.76)
Early repayment charges	-	0.47	-	0.48
Pension settlement accounting	0.28	-	0.28	-
Merger related expenses	-	-	-	0.31
Branch consolidation	-	-	(0.03)	0.06
Change in tax law	-	-	-	(0.09)
Adjusted earnings per share - basic and diluted	$1.96	$1.91	$8.20	$6.06

Adjusted Return on Average Equity (ROE)
Average total equity, as reported	$203,283	$182,529	$197,204	$178,862

Annualized ROE, as reported	11.89%	17.80%	14.77%	12.54%
Adjusted annualized ROE	13.84%	15.54%	15.22%	12.54%

Adjusted Return on Average Assets (ROA)
Average total assets, as reported	$2,229,345	$2,068,545	$2,167,419	$1,966,299

Annualized ROA, as reported	1.08%	1.57%	1.34%	1.14%
Adjusted annualized ROA	1.26%	1.37%	1.38%	1.14%

Adjusted Net Income, Community Banking Segment
Net income, community banking segment, as reported	$3,201	$3,884	$14,085	$6,147
Sale of PCI loans[1]	-	(2,756)	-	(2,756)
Early repayment charges[2]	-	1,721	-	1,735
Pension settlement accounting[3]	995	-	995	-
Merger related expenses[4]	-	-	-	1,032
Branch consolidation[5]	-	-	(107)	222
Change in tax law	-	-	-	(326)
Adjusted net income, community banking segment	$4,196	$2,849	$14,973	$6,054

Fully Taxable Equivalent Net Interest Income[6]
Interest income on loans	$21,719	$23,385	$88,118	$90,992
FTE adjustment	27	70	97	162
FTE interest income on loans	$21,746	$23,455	$88,215	$91,154

Interest income on securities	$1,380	$1,313	$5,356	$5,208
FTE adjustment	99	124	445	527
FTE interest income on securities	$1,479	$1,437	$5,801	$5,735

Total interest income	$23,182	$24,729	$93,728	$96,913
FTE adjustment	126	194	542	689
FTE interest income	$23,308	$24,923	$94,270	$97,602

Net interest income	$21,347	$21,829	$85,369	$83,531
FTE adjustment	126	194	542	689
FTE net interest income	$21,473	$22,023	$85,911	$84,220

________________________

1	Sale of PCI loans is net of related income taxes of $733,000 for both the fourth quarter of 2020 and the year ended December 31, 2020.

2	Early repayment charges are net of related income tax benefits of $458,000 for the fourth quarter of 2020 and $462,000 for the year ended December 31, 2020.
3	Pension settlement expense is net of related income benefits of $265,000 for both the fourth quarter of 2021 and the year ended December 31, 2021.
4	Merger related expenses are net of related income tax benefits of $264,000 for the year ended December 31, 2020.
5	Branch consolidation charges consist of income tax benefits of $107,000 for the year ended December 31, 2021. Branch consolidation charges are net of related income taxes of $59,000 for the year ended December 31, 2020.
6	Assuming a tax rate of 21%.

	12/31/2021	12/31/2020
Tangible Book Value Per Share
Equity attributable to C&F Financial Corporation	$210,318	$193,805
Less goodwill	25,191	25,191
Less other intangible assets	1,977	2,291
Tangible equity attributable to C&F Financial Corporation	$183,150	$166,323

Shares outstanding	3,545,554	3,670,301

Book value per share	$59.32	$52.80
Tangible book value per share	$51.66	$45.32